UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. 2)*

HANSEN MEDICAL, INC.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.0001 PER SHARE

(Title of Class of Securities)

411307 10 1

(CUSIP Number)

DECEMBER 31, 2009

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 411307 10 1

1.	Name of Reporting Persons Skyline Expansion Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,994,363 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,994,363 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,994,363 (2)

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 5.3% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Skyline Expansion Fund, L.P., Skyline Expansion Fund Management, LLC, Skyline Venture Partners III, L.P., Skyline Venture Partners Qualified Purchaser Fund III, L.P., Skyline Venture Management III, LLC, John G. Freund and Yasunori Kaneko (collectively, the “Skyline Entities”).  The Skyline Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Includes: (i) 45,737 shares held by Skyline Venture Partners III, L.P.; (ii) 1,837,041 shares held by Skyline Venture Partners Qualified Purchaser Fund III, L.P.; (iii) 111,585 shares held by Skyline Expansion Fund, L.P.; and (iv) 6,502 shares held by Skyline Venture Management III, LLC.  Skyline Venture Management III, LLC is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund III, L.P and Skyline Venture Partners III, L.P.  Skyline Venture Management III, LLC is also the managing member of Skyline Expansion Fund Management, LLC, which is the sole general partner of Skyline Expansion Fund, L.P.  John G. Freund and Yasunori Kaneko are managing directors of Skyline Venture Management III, LLC and share voting and dispositive power over the shares held by the Skyline Entities; however, they disclaim beneficial ownership of the shares held by these entities, except to the extent of their pecuniary interests therein.

(3)  This percentage is calculated based upon 37,435,464 shares of the Issuer’s common stock outstanding (as of October 30, 2009), as set forth in the Issuers most recent 10-K, filed with the Securities and Exchange Commission on November 16, 2009.

CUSIP No. 411307 10 1

1.	Name of Reporting Persons Skyline Expansion Fund Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,994,363 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,994,363 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,994,363 (2)

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 5.3% (3)

12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by Skyline Expansion Fund, L.P., Skyline Expansion Fund Management, LLC, Skyline Venture Partners III, L.P., Skyline Venture Partners Qualified Purchaser Fund III, L.P., Skyline Venture Management III, LLC, John G. Freund and Yasunori Kaneko (collectively, the “Skyline Entities”).  The Skyline Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Includes: (i) 45,737 shares held by Skyline Venture Partners III, L.P.; (ii) 1,837,041 shares held by Skyline Venture Partners Qualified Purchaser Fund III, L.P.; (iii) 111,585 shares held by Skyline Expansion Fund, L.P.; and (iv) 6,502 shares held by Skyline Venture Management III, LLC.  Skyline Venture Management III, LLC is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund III, L.P and Skyline Venture Partners III, L.P.  Skyline Venture Management III, LLC is also the managing member of Skyline Expansion Fund Management, LLC, which is the sole general partner of Skyline Expansion Fund, L.P.  John G. Freund and Yasunori Kaneko are managing directors of Skyline Venture Management III, LLC and share voting and dispositive power over the shares held by the Skyline Entities; however, they disclaim beneficial ownership of the shares held by these entities, except to the extent of their pecuniary interests therein.

(3)  This percentage is calculated based upon 37,435,464 shares of the Issuer’s common stock outstanding (as of October 30, 2009), as set forth in the Issuers most recent 10-K, filed with the Securities and Exchange Commission on November 16, 2009.

CUSIP No. 411307 10 1

1.	Name of Reporting Persons Skyline Venture Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,994,363 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,994,363 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,994,363 (2)

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 5.3% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Skyline Expansion Fund, L.P., Skyline Expansion Fund Management, LLC, Skyline Venture Partners III, L.P., Skyline Venture Partners Qualified Purchaser Fund III, L.P., Skyline Venture Management III, LLC, John G. Freund and Yasunori Kaneko (collectively, the “Skyline Entities”).  The Skyline Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Includes: (i) 45,737 shares held by Skyline Venture Partners III, L.P.; (ii) 1,837,041 shares held by Skyline Venture Partners Qualified Purchaser Fund III, L.P.; (iii) 111,585 shares held by Skyline Expansion Fund, L.P.; and (iv) 6,502 shares held by Skyline Venture Management III, LLC.  Skyline Venture Management III, LLC is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund III, L.P and Skyline Venture Partners III, L.P.  Skyline Venture Management III, LLC is also the managing member of Skyline Expansion Fund Management, LLC, which is the sole general partner of Skyline Expansion Fund, L.P.  John G. Freund and Yasunori Kaneko are managing directors of Skyline Venture Management III, LLC and share voting and dispositive power over the shares held by the Skyline Entities; however, they disclaim beneficial ownership of the shares held by these entities, except to the extent of their pecuniary interests therein.

(3)  This percentage is calculated based upon 37,435,464 shares of the Issuer’s common stock outstanding (as of October 30, 2009), as set forth in the Issuers most recent 10-K, filed with the Securities and Exchange Commission on November 16, 2009.

CUSIP No. 411307 10 1

1.	Name of Reporting Persons Skyline Venture Partners Qualified Purchaser Fund III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,994,363 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,994,363 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,994,363 (2)

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 5.3% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Skyline Expansion Fund, L.P., Skyline Expansion Fund Management, LLC, Skyline Venture Partners III, L.P., Skyline Venture Partners Qualified Purchaser Fund III, L.P., Skyline Venture Management III, LLC, John G. Freund and Yasunori Kaneko (collectively, the “Skyline Entities”).  The Skyline Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Includes: (i) 45,737 shares held by Skyline Venture Partners III, L.P.; (ii) 1,837,041 shares held by Skyline Venture Partners Qualified Purchaser Fund III, L.P.; (iii) 111,585 shares held by Skyline Expansion Fund, L.P.; and (iv) 6,502 shares held by Skyline Venture Management III, LLC.  Skyline Venture Management III, LLC is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund III, L.P and Skyline Venture Partners III, L.P.  Skyline Venture Management III, LLC is also the managing member of Skyline Expansion Fund Management, LLC, which is the sole general partner of Skyline Expansion Fund, L.P.  John G. Freund and Yasunori Kaneko are managing directors of Skyline Venture Management III, LLC and share voting and dispositive power over the shares held by the Skyline Entities; however, they disclaim beneficial ownership of the shares held by these entities, except to the extent of their pecuniary interests therein.

(3)  This percentage is calculated based upon 37,435,464 shares of the Issuer’s common stock outstanding (as of October 30, 2009), as set forth in the Issuers most recent 10-K, filed with the Securities and Exchange Commission on November 16, 2009.

CUSIP No. 411307 10 1

1.	Name of Reporting Persons Skyline Venture Management III, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,994,363 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,994,363 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,994,363 (2)

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 5.3% (3)

12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by Skyline Expansion Fund, L.P., Skyline Expansion Fund Management, LLC, Skyline Venture Partners III, L.P., Skyline Venture Partners Qualified Purchaser Fund III, L.P., Skyline Venture Management III, LLC, John G. Freund and Yasunori Kaneko (collectively, the “Skyline Entities”).  The Skyline Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Includes: (i) 45,737 shares held by Skyline Venture Partners III, L.P.; (ii) 1,837,041 shares held by Skyline Venture Partners Qualified Purchaser Fund III, L.P.; (iii) 111,585 shares held by Skyline Expansion Fund, L.P.; and (iv) 6,502 shares held by Skyline Venture Management III, LLC.  Skyline Venture Management III, LLC is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund III, L.P and Skyline Venture Partners III, L.P.  Skyline Venture Management III, LLC is also the managing member of Skyline Expansion Fund Management, LLC, which is the sole general partner of Skyline Expansion Fund, L.P.  John G. Freund and Yasunori Kaneko are managing directors of Skyline Venture Management III, LLC and share voting and dispositive power over the shares held by the Skyline Entities; however, they disclaim beneficial ownership of the shares held by these entities, except to the extent of their pecuniary interests therein.

(3)  This percentage is calculated based upon 37,435,464 shares of the Issuer’s common stock outstanding (as of October 30, 2009), as set forth in the Issuers most recent 10-K, filed with the Securities and Exchange Commission on November 16, 2009.

CUSIP No. 411307 10 1

1.	Name of Reporting Persons John G. Freund

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,994,363 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,994,363 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,994,363 (2)

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 5.3% (3)

12.	Type of Reporting Person (See Instructions) IN

(1) This Schedule 13G is filed by Skyline Expansion Fund, L.P., Skyline Expansion Fund Management, LLC, Skyline Venture Partners III, L.P., Skyline Venture Partners Qualified Purchaser Fund III, L.P., Skyline Venture Management III, LLC, John G. Freund and Yasunori Kaneko (collectively, the “Skyline Entities”).  The Skyline Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Includes: (i) 45,737 shares held by Skyline Venture Partners III, L.P.; (ii) 1,837,041 shares held by Skyline Venture Partners Qualified Purchaser Fund III, L.P.; (iii) 111,585 shares held by Skyline Expansion Fund, L.P.; and (iv) 6,502 shares held by Skyline Venture Management III, LLC.  Skyline Venture Management III, LLC is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund III, L.P and Skyline Venture Partners III, L.P.  Skyline Venture Management III, LLC is also the managing member of Skyline Expansion Fund Management, LLC, which is the sole general partner of Skyline Expansion Fund, L.P.  John G. Freund and Yasunori Kaneko are managing directors of Skyline Venture Management III, LLC and share voting and dispositive power over the shares held by the Skyline Entities; however, they disclaim beneficial ownership of the shares held by these entities, except to the extent of their pecuniary interests therein.

(3)  This percentage is calculated based upon 37,435,464 shares of the Issuer’s common stock outstanding (as of October 30, 2009), as set forth in the Issuers most recent 10-K, filed with the Securities and Exchange Commission on November 16, 2009.

CUSIP No. 411307 10 1

1.	Name of Reporting Persons Yasunori Kaneko

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,994,363 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,994,363 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,994,363 (2)

10.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (11) 5.3% (3)

12.	Type of Reporting Person (See Instructions) IN

(1) This Schedule 13G is filed by Skyline Expansion Fund, L.P., Skyline Expansion Fund Management, LLC, Skyline Venture Partners III, L.P., Skyline Venture Partners Qualified Purchaser Fund III, L.P., Skyline Venture Management III, LLC, John G. Freund and Yasunori Kaneko (collectively, the “Skyline Entities”).  The Skyline Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)  Includes: (i) 45,737 shares held by Skyline Venture Partners III, L.P.; (ii) 1,837,041 shares held by Skyline Venture Partners Qualified Purchaser Fund III, L.P.; (iii) 111,585 shares held by Skyline Expansion Fund, L.P.; and (iv) 6,502 shares held by Skyline Venture Management III, LLC.  Skyline Venture Management III, LLC is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund III, L.P and Skyline Venture Partners III, L.P.  Skyline Venture Management III, LLC is also the managing member of Skyline Expansion Fund Management, LLC, which is the sole general partner of Skyline Expansion Fund, L.P.  John G. Freund and Yasunori Kaneko are managing directors of Skyline Venture Management III, LLC and share voting and dispositive power over the shares held by the Skyline Entities; however, they disclaim beneficial ownership of the shares held by these entities, except to the extent of their pecuniary interests therein.

(3)  This percentage is calculated based upon 37,435,464 shares of the Issuer’s common stock outstanding (as of October 30, 2009), as set forth in the Issuers most recent 10-K, filed with the Securities and Exchange Commission on November 16, 2009.

CUSIP No. 411307 10 1

Introductory Note: This Statement on Schedule 13G is filed on behalf of Skyline Expansion Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“Expansion Fund”), Skyline Expansion Fund Management, LLC, a limited liability company organized under the laws of the State of Delaware (“Expansion Management”), Skyline Venture Partners III, L.P., a limited partnership organized under the laws of the State of Delaware (“Venture Partners Fund III”), Skyline Venture Partners Qualified Purchaser Fund III, L.P., a limited partnership organized under the laws of the State of Delaware (“Venture Partners QP Fund III”), Skyline Venture Management III, LLC, a limited liability company organized under the laws of the State of Delaware (“Venture Management III”), John G. Freund (“Freund”) and Yasunori Kaneko (“Kaneko”, and collectively with Expansion Fund, Expansion Management, Venture Partners Fund III, Venture Partners QP Fund III, Venture Management III, and Freund, the “Skyline Entities”) in respect of shares of Common Stock of Hansen Medical, Inc.

Item 1(a)	Name of Issuer Hansen Medical, Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices 380 North Bernardo Avenue Mountain View, CA 94043

Item 2(a)

Name of Person Filing
Skyline Expansion Fund, L.P.

Skyline Expansion Fund Management, LLC

Skyline Venture Partners III, L.P.

Skyline Venture Partners Qualified Purchaser Fund III, L.P.

Skyline Venture Management III, LLC

John G. Freund

Yasunori Kaneko

Item 2(b)	Address of Principal Business Office or, if none, Residence 525 University Avenue, Suite 520 Palo Alto, CA 94301
Item 2(c)

Citizenship
Each of Expansion Fund, Venture Partners Fund III and Venture Partners QP Fund III are limited partnerships organized in the State of Delaware.  Expansion Management, Management III and Skyline Management are limited liability companies organized in the State of Delaware.  Each of Freund and Kaneko are individuals residing in California.

Item 2(d)	Title of Class of Securities Common Stock
Item 2(e)	CUSIP Number 411307 10 1

Item 3	Not applicable.

CUSIP No. 411307 10 1

Item 4	Ownership

Skyline Entity	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class

Skyline Expansion Fund, L.P.	111,585	0	1,994,363	0	1,994,363	1,994,363	5.3%

Skyline Expansion Fund Management, LLC	0	0	1,994,363	0	1,994,363	1,994,363	5.3%

Skyline Venture Partners III, L.P.	45,737	0	1,994,363	0	1,994,363	1,994,363	5.3%

Skyline Venture Partners Qualified Purchaser Fund III, L.P.	1,837,041	0	1,994,363	0	1,994,363	1,994,363	5.3%

Skyline Venture Management III, LLC	6,502	0	1,994,363	0	1,994,363	1,994,363	5.3%

John G. Freund	0	0	1,994,363	0	1,994,363	1,994,363	5.3%

Yasunori Kaneko	0	0	1,994,363	0	1,994,363	1,994,363	5.3%

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent of Another Person
Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
Not applicable.

Item 8	Identification and Classification of Members of the Group
Not applicable.

Item 9	Notice of Dissolution of Group
Not applicable.

Item 10	Certification
Not applicable.

CUSIP No. 411307 10 1

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 12, 2010	SKYLINE EXPANSION FUND, L.P.

	BY:	SKYLINE EXPANSION FUND
MANAGEMENT, LLC
	ITS:	GENERAL PARTNER

	BY:	SKYLINE VENTURE
MANAGEMENT III, LLC
	ITS:	MANAGING MEMBER

	By:	/s/ John G. Freund
John G. Freund
Managing Director

February 12, 2010	SKYLINE EXPANSION FUND MANAGEMENT, LLC

	BY:	SKYLINE VENTURE MANAGEMENT III, LLC
	ITS:	MANAGING MEMBER

	By:	/s/ John G. Freund
John G. Freund
Managing Director

February 12, 2010	SKYLINE VENTURE PARTNERS III, L.P.

	BY:	SKYLINE VENTURE MANAGEMENT III, LLC
	ITS:	GENERAL PARTNER

	By:	/s/ John G. Freund
John G. Freund
Managing Director

February 12, 2010	SKYLINE VENTURE PARTNERS QUALIFIED
PURCHASER FUND III, L.P.

	BY:	SKYLINE VENTURE MANAGEMENT III, LLC
	ITS:	GENERAL PARTNER

	By:	/s/ John G. Freund
John G. Freund
Managing Director

February 12, 2010	SKYLINE VENTURE MANAGEMENT III, LLC

	By:	/s/ John G. Freund
John G. Freund
Managing Member

February 12, 2010	By:	/s/ John G. Freund
John G. Freund

February 12, 2010	By:	/s/ Yasunori Kaneko
Yasunori Kaneko

EXHIBIT INDEX

Exhibit No.

99.1

Agreement pursuant to 13d-1(k)(1) among Skyline Expansion Fund, L.P., Skyline Expansion Fund Management LLC, Skyline Venture Partners III, L.P., Skyline Venture Partners Qualified Purchaser Fund III, L.P., Skyline Venture Management III, LLC, John G. Freund and Yasunori Kaneko.